Exhibit 2

JW.君威集团

(English Translation)

Confidential

Financial Advisory Agreement

Contract No: 2010-005

February 2, 2010

Party A: Qianxinan Aosen Forestry Company, Ltd

Address: Hexing Villege, Dingxiao Economic Development Zone, Qianxinan State

Legal Representative: Yulu Bai

Phone: 0859-3528295

Fax: 0859-3528295

Zip Code: 562409

Party B: Asia Regal Finance Capital Group Co., Ltd and Shenzhen Junwei Investment and Development Co., Ltd

Address: Room 4002, Rongchao Landmark, 4028 Jintian Rd, Futian District, Shenzhen, P.R. China

Legal Representative: Wu Jian

Phone: 0755-8323-2722

Fax: 0755-8323-2733

Zip Code: 518000

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In order to help Party A establish a complying legal person managerial structure, to improve operating mechanism, to enhance company quality by financial mechanisms such as mergers and acquisitions, so as to achieve restructuring, financing, and listing on the U.S. OTCBB market, and eventually list on the NASDAQ stock market or other senior international stock market, Party A and Party B hereby agree to have Party B provide coordination and advisory services during the stock listing and issuing process. Based on the consensus through mutual consultation, Party A and Party B hereby sign this agreement.

I. Goal of the Advisory Services

1.

Provided financial training to popularize the security and legal information to the company directors, supervisor and senior management staff, in particular to develop deep and complete understandings on business ethics, legal obligations of the securities market, and basic knowledge of company establishment and operations to these personnel; to train these personnel to properly learn about their responsibilities and rights, to lay a solid foundation for the company to comply with the international capital markets norms;

2.

To ensure the company strictly comply with policies and laws set by the U.S. SEC; standardize the company restructuring and operation; establish effective ownership regulatory systems; realize the property rights of the legal person and the investors rights and obligations; establish the standardized organizational and operative mechanism so as to promote the company to transfer its business mechanism and to assist the company to set up the standardized organizational structure and interior operating mechanism; At the same time to establish an information disclosure system in compliance with publicly listed company requirements.

3.

Party B shall be responsible of coordinating the entire project, and to assist Party A on selecting and organizing a professional team (”listing team”) that includes Chinese and foreign attorneys, accountants, auditors, appraiser and securities traders, etc, to ensure extensive and close cooperation between the company and the listing team to achieve company’s restructuring and reverse merger process according to plan.

II. Content of the Advisory Services

1.	To examine the legality and validity of the company’s establishment and previous evolution;

2.	To provide company director, supervisors, senior management staff and shareholders holding 5% or more of the company shares (including 5% shareholders) with trainings on related laws and regulations;

3.

Establish and complete basic mechanism including shareholder meetings, board of directors, board of supervisors, etc. in compliance with modern enterprise management requirement, and assist to formulate charters related to legal representative management mechanism.

4.	To establish a complete information disclosure system in compliance with requirements of a publicly listed company;

5.	To standardize the relationships between company and controlling shareholders or other related parties;

6.	To examine if Party A has properly disposed the ownership legality of trademarks, patents, land rights, building rights, etc. pursuant to regulations;

7.	To assist Party A to establish and complete explicit business development plans and objectives, to design practical use of raised capital and other project investment plans;

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8.

Comprehensively assess if Party A satisfies requirements of reverse merger; assist Party A in organizing a listing team, engaging the restructuring, acquisition, declaration and approval work. To draft the project schedule that projects to complete the reverse merger within 6 months;

9.	If Party A arranges other tasks during the terms of advisory agreement, Party B shall assist Party A to the extent of its capabilities.

III. Obligation and commitment of Party A

1.	To entrust Party B to handle all related or necessary work on assets restructuring, financial coordination and capital operations, and to provide Party B with necessary convenient working conditions;

2.

Party A shall set up a project team, which members including the company principles, and appoint specific staff members in charge of specific tasks according to the project work plan and schedule requirements, and to arrange staff to be trained for these work;

3.

Party A shall provide Party B with the true, accurate and complete documents, from which Party B shall draft the above-mentioned capital operations related documents and materials, based on the requirements of working plans; and also for Party B to provide better focused advisory services accordingly. Party A shall be responsible of the truthfulness, accuracy, completeness and legality of the materials and information provided;

4.	Party A shall provide party B and its team the company’s basic profile and financial report of the previous two years within 10 days after the signing of this agreement;

5.	Party A shall accept and implement Party B’s suggestions based on SEC regulations;

6.

Party A shall inform Party B in advance of important events such as amendments of article of incorporation, information disclosure, preparation of annual financial reports or interim financial reports, allocation of profit, ownership changes, holding shareholder’s, board, and supervisors’ meeting and so on, in order to ensure good cooperation between both parties;

7.

Party B and its project team staff hold the rights to review the memos of shareholders, board, and supervisors’ meeting, as well as memos of general manager meetings; Party B and its project team staff hold the right to attend selected meetings mentioned above. Party A shall be responsible for the truthfulness, accuracy, completeness and legality of the materials and information provided;

8.

Party A shall provide Party B team members proper working conditions, and accept the reasonable suggestions regarding company restructuring and reverse merger from Party B and its listing team members;

IV. Obligation and commitment of Party B

1.	Party B shall provide Party A the financial advisory services on assets restructuring, financial coordinating, capital operation and so on;

2.

Party B shall provide the coordinating and advisory services on asset restructuring, finance coordinating and overseas listing during the entire process prior to Party A’s listing; Party B shall draft the related proposals and help the project team to issue all the Chinese or English documents needed on the listing process; Party B shall provide suggestions and proposals on the above mentioned documents if any issues occur;

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3.

Party B shall coordinate the project team to provide the consultation and suggestions on the issues of the company’s financial auditing, asset valuation, land rights valuation and legacy financial issues; Party B shall provide consulting services on various reports and proposals from project teams and as well as from other involved parties;

4.

Party B shall establish or control an offshore (the “offshore company”) company, which shall not carry any debts and law suits related to debt and economic disputes; otherwise Party B shall be responsible for all expenses and losses on this offshore company ; The majority shareholder of the offshore company shall be an overseas citizen entrusted by Party A;

5.

Party B shall seek and determine a publicly listed company (the “shell company”), which shall not carry any debts and law suits related to debt and economic disputes, otherwise Party B shall be responsible for all expenses and losses on this shell company;

6.	Party B shall evaluate and initiate share exchange with the listed shell company, and the list shell company shall be a US company listed on the OTCBB;

7.	Party B shall assist Party A to raise capital in compliance with the law;

8.	Party B shall help Party A to draft a proper and efficient listing proposal to list overseas, and help Party A to prepare the reverse merger material;

9.

Party B shall conduct all round reviews and appraisals on Party A in order to meet all the requirements of the reverse merger, including Party A’s current incorporated form, organizational structure, and to understand Party A’s equity, assets, and finance situation.

10.

Party B shall provide Party A the restructuring proposal and procedures of putting it in to practice, based on the complete understanding of Party A’s current assets and finance situation, meanwhile guaranteeing Party A’s business nature; Party B shall design proper taxation coordinating proposal to realize the maximum interest of the shareholders;

11.

Party B shall coordinate and organize the project team to ensure that all personnel are competent in qualification and experience. If person employed by Party B causes any material mistake with Party A’s listing documents and leads to Party A’s loss, and Party A hold the right to not pay for the professional service fees, Party B shall be responsible for the entire loss. Party B shall be responsible to the loss which the project team may cause to Party Adue to operating mistakes;

12.

Party B shall collect and analyze the related documents and materials of company’s restructuring; Party B shall conduct the initial feasibility evaluation on Party A and its subsidiaries’ business restructuring, financial costs, capital raising amount and so on; Party B shall provide the detailed and practical plan of debt restructuring, shareholder restructuring, and listing, to specify all the particular work that Party A needs to consummate based on Party A’s status. All plans must be discussed and agreed by both Parties;

13.	Party B shall provide suggestions on the related problems (including legal obstacles, policy obstacles and financial issues) in the process of Party A’s capital operations, to ensure Party A’s assets, finance, management, and organizational structure to become more reasonable, and to ensure a smooth operation;

14.	Party B shall be fully responsible of selecting international investment banks and other financial institutions, and providing the service of sourcing for the shell company, trading, marketing campaign, stabilizing the share price, capital raising and so on; Party B shall act as a part of the project team along with the chosen investment bank to help Party A in the event of setting up a complete company structure, completing the shareholders restructuring, assets exchange, share issuance for capital raising and so on; The operating details will be stipulated on the agreement signed between Party A and other financial institutions as a indispensable supplement of this agreement;

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15.	Party B shall unconditionally help Party A to complete the employee stock incentive plan;

16.

The investment bank chosen by Party B shall act as principle party with specific works during the Party A’s entire reverse merger and listing process, including and not limit to capital raising activities such as drafting the prospectus, designing the offering proposal, preparing the application material to the government agencies, coordinating the relationship with government agencies, obtaining the approval from the SEC, coordinating with the investor relations company, and underwriting Party A’s new issued stocks;

17.	Party B shall appoint certain staff and organize the team to conduct the above mentioned work; Party B shall first obtain Party A’s consent in a written form for plan changes;

V.  Related costs and investing/financing plan

Party B, as the advisor and coordinator of this listing project, shall receive fees totaling USD 800,000 from Party A and certain number of stocks of the OTCBB listed company. The agreed fees include but are not limited to: Party B’s advisory fees, the shell company’s share transfer fees, attorney fees, audit fees, appraisal fees, SEC filing fees and promotional fees (not including travel, lodging and other similar expenses occurred during Party A’s audit process and overseas road shows. Party A is responsible for such expenses). After Party A completes reverse merger on OTCBB listing, as defined as the filing time of the super 8K document to the SEC, all the fees are responsible by the public company with Party A acting as the controlling shareholder. Detailed arrangements are below:

1.	Based on Party A’s actual situation, both parties agree that the total number of shares of the OTCBB company that Party A achieved listing with shall be 20,000,000 shares;

2.

After Party B helps Party A to complete listing on U.S OTCBB, Party A agrees that Party B and other related parties to hold 18% stock of the listed company, or 3,600,000 shares. This portion of share accounts for the strategic advisory shares paid by Party A to Party B. These shares are to be owned by the Party B and former shareholders of the OTCBB shell company. Party B has the rights to determine the allocation of these shares, including the arrangements of public relations and advisors, with no restriction from Party A. Party A shall unconditionally assist the parties appointed by Party B to complete various legal proceedings;

3.

In view of Party B is committed to pay the USD 800,000 in advance for listing related expenses, Party A commits to providing 10% of the OTCBB listed company’s shares held by Party A’s future shareholders to the designated organizations or individuals appointed by Party B with a signed agreement as guarantee. By the time Party B raises an accumulated amount equal to or more than USD 5,000,000 for Party A, Party A shall pay Party B $800,000 based on the terms of the pre-paid expenses, and both sides are released of the responsibility of the guarantee.

4.

In view of the Party B bearing the full cost of $800,000 occurred during the listing process for Party A, the Party A could elect to pay back Party B the listing costs with shares of the OTCBB listed company owned by the major shareholders. The share price shall be the same as the issuance price of the first round of financing after Party A’s listing.

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5.

If Party A requests a $5,000,000 private placement prior to listing, Party B agrees to assist Party A on this effort. Party A agrees that the share price of the private placement shall be determined on the basis of the audited net profit of 2009 or projected net profit of 2010.

6.

If the Party B assists Party A to complete the private placement prior to listing, or complete capital raise with additional share issuance after listing, Party A shall pay 3% of the total proceeds to Party B within 3 days of receiving the capital as a reward to the staff participating in the raise and the road shows.

7.

Within 5 years from Party A listing on OTCBB, Party B shall serve as the financial advisor to Party A and its related companies, with the same fees. Party A shall issue 100,000 shares at $0.10 per share to Party B prior to December 31 of every year as financial advisory fees in order to maintain Party B’s regular advisory services to Party A.

8.

After Party A’s listing, Party A shall authorize Party B to assist Party A on one merger or acquisition with a company outside of the current project scope. Party B shall receive a certain portion of the transaction total as advisory compensation (in stock and/or in cash). The specific portion and pricing is to be determined then. Party B could receive the advisory compensation directly from Party A, or with Party A’s consent, from the acquisition target or merger counterparty;

9.	The above-mentioned shares held by the company founding shareholders are required to a one year lock-up period after completion of OTCBB reverse merger according to SEC regulations.

VI. Reverse merger and financing plan

1.	Under the premise of full cooperation of Party A, Party B commits to completing Party A’s reverse merger on or before July 31, 2010 (subject to the date when super 8-K is filed with the SEC)

2.

As the same time the shell company controlled by Party A completes the US OTCBB listing, Party B shall plan Party A’s financing based on Party A’s actual requirements. Both Parties agree to complete Party A’s first round of financing (subject to the date of which investors sign the investment framework agreement) 6 months from Party A’s official listing on OTCBB (on or before December 31, 2010). Party B shall assist Party A to raise USD 20,000,000 to USD 50,000,000.

3.	Both parties agree that if Party A pays in RMB, the exchange rate shall be determined by the median exchange rate of the date of payment.

VII. Confidentiality

1.	Party A agrees that all information provided to Party B is only applicable to the listing project described in this agreement.

2.

Both Parties shall treat the material provided by the other party as confidential (“confidential information”) (except the disclosed material), the recipient shall not apply the provided information besides the use of this agreement, and shall not disclose or reveal to any third party. If this agreement terminates, both parties shall return the confidential material to the other party, and guaranty in written form that all the other unreturned confidential material has been destroyed;

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3.	In case related authorities, governmental department or court required Party B to provide confidential material related to Party A, this clause becomes ineffective;

VIII. Guarantee

1.

Party A agrees Party B holds 5% of the shares of the new established Hong Kong holding company in order to reduce Party B’s risk in this project. Party B shall waive the right as the above mentioned company shareholder before Party A lists on the overseas markets, meanwhile reserve the right of signing all the documents as a shareholder, Party B shall unconditional waive the rights after Party A lists on OTCBB;

2.

Party A and Party B (Party B indicates Party B as self or a party entrusted by Party B) hereby agree, that Party A guaranties that Party B and its related companies (related companies indicates Party B’s subsidiaries, or companies of which Party B has equity, or the controlled company’s subsidiaries) and their directors or employees (“guarantied person”), if Party B, as one party or individually, directly or indirectly incurs any losses, claims, costs, deficits, litigations, trials, requirements, liabilities and expenses (“claims”) due to this agreement or the provided services, Party A unconditionally guaranties its compensation on this regard, and ensure the guarantied person free of loss in any jurisdiction. However, Party B shall be responsible for all the loss if Party B causes Party A any material damages due to serious mistakes or deliberately breaching of the agreement;

IX. Termination

The term of this agreement lasts 5 years. This agreement can be terminated in advance, under mutual consent in written form of both Parties, otherwise it is consider of breach of the agreement, unless it is prescribed in other items of this agreement;

X. Breach Responsibilities

1.

If Party A breaches relevant provisions of Article V of this Agreement, it shall be deemed that Party A takes the initiative to terminate this Agreement and Party B is entitled to terminate this Agreement, Party A shall be responsible for all the consequences, including the refund of Party B’s investment, and compensate all of Party B’s economic losses in this project;

2.

If Party A in material breach of the Articles of this agreement or not accept Party B’s reasonable suggestion of amendments, Party B has the rights, with no responsibilities or obligations, to terminate this agreement with a written notice at any time. If Party B breaches this agreement, Party A could terminate this agreement with a written notice at any time.

3.

Party B shall be the sole financial advisor for Party A and its related company within 2 years since the date of Party A listed on OTCBB; Party A authorizes Party B full rights to appoint other intermediary advisory institutions. Otherwise it is deemed that Party A breaches the agreement and needs to pay Party B USD 1,000,000 as compensation;

4.	Either party which intents to terminate the agreement shall advise the other party 15 days in advance to negotiate, and shall provide a proper explanation in written form;

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5.

This agreement is signed under the premise that Party A does not have any cooperation or investment agreement with any other institutions; Party A shall be responsible for the third party’s compensation if any third party seems any compensation or interests from Party B after signing this agreement;

6.

Party A shall not unilateral terminate the agreement after signing, as Party B pays all the expenses in advance and takes all the risks before listing; If Party A insists in termination unilaterally, Party A shall pay Party B USD 1,000,000 as compensation of Party B’s economic loss, except for the losses incurred due to Party B violating the agreement;

XI. Laws and arbitration

1.	This agreement is governed by the laws of the PRC, and in accordance with PRC legal interpretation;

2.	Both Parties shall friendly negotiate on any disputes arising from or relates to this agreement. In the case of such negotiation fails, either party may sue to the court where accuser locates;

XII. Force Majeure

During the term of this agreement, if one party or parties can not implement certain or all articles of this agreement due to force majeure, the party or parties shall be free of responsibility; The party or parties shall inform the other party by written form or other forms prescribed by laws within 14 days after occurrence of force majeure, and provide supportive proof; In the dissipation of the effect of force majeure, the party or parties shall continue to perform this Agreement.

XIII. Supplementary Provisions

1.	This agreement signed by both parties and enters into effect since the signing date;

2.	The supplement agreement, annex, description and interpretation of this agreement have the same legal effect as this agreement;

3.	The amendment and supplement of this agreement also its annex shall reach the consensus under mutual negotiation between both parties and be signed in a written form;

4.	The agreement is in duplicates, each one holds by Party A and Party B, with the same effect;

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Party A: Qianxinan Aosen Forestry Company, Ltd

Signed: Yulu Bai

Legal Representative (authorized representative)

Date: Feb 2nd, 2010

Shenzhen, China

Party B: Asia Regal Finance Capital Group Co., Ltd and Shenzhen Junwei Investment and Development Co., Ltd

Stamped:

Signed: Yu Liu

Legal Representative (authorized representative):

Date: Feb 2nd, 2010

Shenzhen, China

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